Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
CONTINUED STRONG EARNINGS WITH $12.4 MILLION NET INCOME

2012 EARNINGS UP 30% OVER PREVIOUS YEAR

HONOLULU, HI, January 31, 2013 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the fourth quarter of 2012 of $12.4 million, or $0.29 per diluted share, compared to net income in the fourth quarter of 2011 of $12.1 million, or $0.29 per diluted share, and net income in the third quarter of 2012 of $10.7 million, or $0.26 per diluted share.  For the year ended December 31, 2012, the Company’s net income was $47.4 million, a 30% increase over net income of $36.6 million in the previous year. On a diluted per share basis, net income was $1.13 and $3.31 for 2012 and 2011, respectively.  Net income per diluted share in 2011 included the impact of a one-time accounting adjustment from the previously reported exchange of the Company’s preferred stock issued to the U.S. Department of Treasury for common stock as part of its recapitalization.

“We are pleased at the progress our Company continued to make in 2012”, said John C. Dean, President and Chief Executive Officer.  “The 30% increase in net income, year over year, is a reflection of significant improvements in our credit risk profile.  In addition, we were also encouraged by the fact that we enjoyed strong growth in both loans and core deposits during the quarter.”

Significant Highlights and Fourth Quarter Results

▪	Reported eighth consecutive profitable quarter since the company’s recapitalization with net income of $12.4 million, compared to net income of $10.7 million in the third quarter of 2012.

▪
For the seventh consecutive quarter, the Company did not incur credit costs as it reduced its allowance for loan and lease losses (ALLL) by an amount greater than net foreclosed asset expense, write-downs of loans held for sale and changes to the reserve for unfunded commitments.  The reduction in the ALLL resulted in a credit to the provision for loan and lease losses of $2.3 million, compared to a credit of $5.0 million for the third quarter of 2012.

▪	Reduced nonperforming assets by $50.3 million to $90.0 million at December 31, 2012 from $140.3 million at September 30, 2012.

▪
The ALLL, as a percentage of total loans and leases, decreased to 4.37% at December 31, 2012, compared to 4.59% at September 30, 2012.  In addition, the Company’s ALLL, as a percentage of nonperforming assets, increased significantly to 107.10% at December 31, 2012 from 69.08% at September 30, 2012 and the Company’s ALLL, as a percentage of nonaccrual loans, increased to 121.53% at December 31, 2012 from 104.30% at September 30, 2012.

▪	Increased the loans and leases portfolio by $93.8 million to $2.20 billion at December 31, 2012, compared to $2.11 billion at September 30, 2012.

▪	Increased total deposits by $59.2 million to $3.68 billion at December 31, 2012, compared to $3.62 billion at September 30, 2012.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 22.54%, 23.83%, and 14.32%, respectively, as of December 31, 2012, compared to 23.34%, 24.63%, and 14.06%, respectively, as of September 30, 2012.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the fourth quarter of 2012 was $29.4 million, compared to $30.8 million in the year-ago quarter and $29.6 million in the third quarter of 2012.  Net interest margin was 3.00%, compared to 3.25% in the year-ago quarter and 3.02% in the third quarter of 2012. The decrease in both net interest income and the net interest margin from both the year-ago and sequential quarters was primarily due to lower yields on the Company’s interest-earning assets resulting from the continuing lower interest rate environment.

The provision for loan and lease losses for the fourth quarter of 2012 was a credit of $2.3 million, compared to a credit of $11.2 million in the year-ago quarter and a credit of $5.0 million in the third quarter of 2012.  The credit to the provision for loan and lease losses was the result of continued improvement in the Company’s credit risk profile, as evidenced by the previously mentioned decrease in nonperforming assets and further reductions in the historical quarterly charge-off data used to calculate the ALLL.

Other operating income for the fourth quarter of 2012 totaled $13.0 million, compared to $15.2 million in the year-ago quarter and $15.9 million in the third quarter of 2012. The decrease from the year-ago quarter was primarily due to lower rental income from foreclosed properties of $1.9 million, lower unrealized gains on interest rate locks of $1.1 million, lower investment securities gains of $1.0 million, lower service charges on deposit accounts of $0.8 million and lower income from bank-owned life insurance of $0.5 million, partially offset by higher gains on sales of residential mortgage loans of $2.3 million. The sequential quarter decrease was primarily due to lower unrealized gains on interest rate locks of $2.1 million, lower investment securities gains of $0.8 million, lower rental income from foreclosed properties of $0.6 million and lower service charges on deposit accounts of $0.5 million, partially offset by higher gains on sales of residential mortgage loans of $1.3 million.

Other operating expense for the fourth quarter of 2012 totaled $32.3 million, compared to $45.2 million in the year-ago quarter and $39.8 million in the third quarter of 2012.  The decrease from the year-ago quarter was primarily due to lower net credit-related charges (which includes changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense) of $9.2 million, lower charitable contributions of $3.1 million and a lower provision for repurchased residential mortgage loans of $1.5 million. The sequential quarter decrease was primarily attributable to lower net credit-related charges of $9.9 million, partially offset by a lower credit to the provision for repurchased residential mortgage loans of $0.7 million and higher salaries and employee benefits of $0.6 million.

The efficiency ratio for the fourth quarter of 2012 was 81.7% (excluding foreclosed asset income of $3.5 million, and amortization expense related to certain intangible assets totaling $0.7 million), compared to 92.0% in the year-ago quarter (excluding foreclosed asset expense of $3.0 million and amortization expense related to certain intangible assets totaling $0.7 million) and 78.51% (excluding foreclosed asset expense of $2.9 million, loss on sale of loans held for sale of $0.8 million and amortization expense related to certain intangible assets totaling $0.7 million) in the third quarter of 2012.

The Company continues to recognize a full valuation allowance against its net deferred tax assets and did not record any net income tax benefit or expense during the fourth quarter of 2012.

Balance Sheet Highlights
Total assets at December 31, 2012 of $4.37 billion increased by $237.5 million and $60.8 million from December 31, 2011 and September 30, 2012, respectively.

Total loans and leases at December 31, 2012 of $2.20 billion increased by $139.5 million and $93.8 million from December 31, 2011 and September 30, 2012, respectively.  The increase in total loans and leases from the third quarter of 2012 was due to an increase in the residential mortgage, commercial and consumer loan portfolios of $50.0 million, $34.8 million and $20.0 million, respectively, partially offset by a decrease in the construction and development, leases and commercial mortgage loan portfolios of $8.1 million, $1.6 million and $1.3 million, respectively.

Total deposits at December 31, 2012 were $3.68 billion, compared to $3.44 billion and $3.62 billion at December 31, 2011 and September 30, 2012, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.01 billion at December 31, 2012.  This represents an increase of $220.4 million from a year ago and an increase of $63.3 million from September 30, 2012.  Changes in total deposits during the quarter included an increase in non-interest bearing demand deposits, interest-bearing demand deposits and savings and money market deposits of $39.5 million, $24.5 million and $8.8 million, respectively, offset by a decrease in time deposits of $13.7 million.

Total shareholders’ equity was $504.8 million at December 31, 2012, compared to $456.4 million and $501.0 million at December 31, 2011 and September 30, 2012, respectively.

Asset Quality
Nonperforming assets at December 31, 2012 totaled $90.0 million, or 2.06% of total assets, compared to $140.3 million, or 3.26% of total assets at September 30, 2012.  The sequential-quarter change reflects net decreases in Hawaii construction and development assets of $33.9 million, Mainland construction and development assets of $9.0 million, Hawaii residential mortgage assets of $6.5 million, Mainland commercial mortgage assets of $0.4 million, Hawaii commercial mortgage assets totaling $0.3 million, Hawaii lease assets of $0.2 million and Hawaii commercial assets of $0.1 million.

Loans delinquent for 90 days or more still accruing interest totaled $0.5 million at both December 31, 2012 and September 30, 2012.  In addition, loans delinquent for 30 days or more still accruing interest totaled $10.4 million at December 31, 2012, compared to $5.7 million at September 30, 2012.

Net recoveries in the fourth quarter of 2012 totaled $1.8 million, compared to net charge-offs of $10.1 million and $1.9 million in the year-ago quarter and third quarter of 2012, respectively.

The ALLL, as a percentage of total loans and leases, was 4.37% at December 31, 2012, compared to 4.59% at September 30, 2012.  The ALLL, as a percentage of nonperforming assets, was 107.10% at December 31, 2012, compared to 69.08% at September 30, 2012.  The ALLL, as a percentage of nonaccrual loans, was 121.53% at December 31, 2012, compared to 104.30% at September 30, 2012.

Capital Levels
At December 31, 2012, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 22.54%, 23.83%, and 14.32%, respectively, compared to 23.34%, 24.63%, and 14.06%, respectively, at September 30, 2012.  The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 12:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-888-317-6016.  A playback of the call will be available through February 28, 2013 by dialing 1-877-344-7529 (passcode: 10023257) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.37 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches and 116 ATMs in the state of Hawaii, as of December 31, 2012.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with all of the requirements of, the Memorandum of Understanding with the Federal Deposit Insurance Corporation (“FDIC”) and the Hawaii Division of Financial Institutions (“DFI”), effective May 5, 2011, the Written Agreement with the Federal Reserve Bank of San Francisco and DFI, dated July 2, 2010, and any further regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and recurring weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, further deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including the continued destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2012
(Unaudited)

	Three Months Ended			Year Ended
(in thousands, except per share data)	December 31,			December 31,
	2012	2011		2012	2011
INCOME STATEMENT
Net income	$12,410	$12,095		$47,421	$36,571
Per common share data:
Basic earnings per share (after preferred stock dividends,
accretion of discount, and conversion of preferred
stock to common stock)	0.30	0.29		1.14	3.36
Diluted earnings per share (after preferred stock dividends, accretion of discount, and conversion of preferred
stock to common stock)	0.29	0.29		1.13	3.31

PERFORMANCE RATIOS
Return on average assets (1)	1.16%	1.19%		1.13%	0.90%
Return on average shareholders' equity (1)	9.81	10.78		9.81	9.83
Net income to average tangible shareholders' equity (1)	10.13	11.27		10.17	10.41
Efficiency ratio (2)	81.70	91.99		78.89	92.06
Net interest margin (1)	3.00	3.25		3.10	3.09

				December 31,
REGULATORY CAPITAL RATIOS				2012	2011
Central Pacific Financial Corp.
Tier 1 risk-based capital				22.54%	22.94%
Total risk-based capital				23.83	24.24
Leverage capital				14.32	13.78

Central Pacific Bank
Tier 1 risk-based capital				21.47%	21.63%
Total risk-based capital				22.75	22.93
Leverage capital				13.65	13.00

				December 31,		%
				2012	2011	Change
BALANCE SHEET
Total assets				$4,370,368	$4,132,865	5.7%
Loans and leases				2,203,944	2,064,447	6.8
Net loans and leases				2,107,531	1,942,354	8.5
Deposits				3,680,772	3,443,528	6.9
Total shareholders' equity				504,822	456,440	10.6
Book value per common share				12.06	10.93	10.3
Tangible book value per common share				11.69	10.48	11.5
Market value per common share				15.59	12.92	20.7
Tangible common equity ratio (3)				11.24%	10.63%	5.7

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2012	2011	Change	2012	2011	Change
SELECTED AVERAGE BALANCES
Total assets	$4,293,042	$4,064,411	5.6%	$4,207,655	$4,054,628	3.8%
Interest-earning assets	3,983,983	3,787,703	5.2	3,898,677	3,822,410	2.0
Loans and leases, including loans held for sale	2,172,818	2,114,686	2.7	2,130,758	2,121,544	0.4
Other real estate	28,692	62,685	(54.2)	46,913	53,033	(11.5)
Deposits	3,596,155	3,348,719	7.4	3,532,318	3,212,540	10.0
Interest-bearing liabilities	2,879,056	2,846,075	1.2	2,868,352	2,925,423	(2.0)
Total shareholders' equity	505,805	448,759	12.7	483,435	371,922	30.0

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2012
(Unaudited)

(in thousands, except per share data)						December 31,		%
						2012	2011	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)						$79,332	$133,913	(40.8	) %
Other real estate						10,686	61,681	(82.7)
Total nonperforming assets						90,018	195,594	(54.0)
Loans delinquent for 90 days or more (still accruing interest)						503	28	1696.4
Restructured loans (still accruing interest)						31,760	8,263	284.4
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)						$122,281	$203,885	(40.0)

	Three Months Ended					Year Ended
	December 31,			%		December 31,		%
	2012		2011	Change		2012	2011	Change
Loan charge-offs	$4,098		$11,275	(63.7	) %	$17,429	$41,543	(58.0	) %
Recoveries	5,866		1,153	408.8		10,634	11,472	(7.3)
Net loan charge-offs	$(1,768)		$10,122	(117.5)		$6,795	$30,071	(77.4)
Net loan charge-offs to average loans (1)	(0.33	) %	1.91%			0.32%	1.42%

						December 31,
						2012	2011
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and
loans held for sale						3.54%	6.33%
Nonperforming assets to total assets						2.06	4.73
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest)
and restructured loans (still accruing interest) to total loans and leases, loans
held for sale & other real estate						5.43	9.37
Allowance for loan and lease losses to total loans and leases						4.37	5.91
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)						121.53	91.17
Allowance for loan and lease losses to nonperforming assets						107.10	62.42

(1) Annualized

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less intangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended
(Dollars in thousands, except per share data)	December 31, 2012	September 30, 2012	December 31, 2011

Efficiency Ratio
Total operating expenses as a percentage of net operating revenue	75.17%	88.17%	100.14%
Amortization of other intangible assets	(1.56)	(1.48)	(1.59)
Foreclosed asset expense	8.09	(6.35)	(6.56)
Write down of assets	-	(1.83)	-
Loss on early extinguishment of debt	-	-	-
Efficiency ratio	81.70%	78.51%	91.99%

	Year Ended
	December 31, 2012	December 31, 2011

Total operating expenses as a percentage of net operating revenue	83.52%	103.01%
Amortization of other intangible assets	(2.09)	(1.72)
Foreclosed asset expense	(1.07)	(2.73)
Write down of assets	(1.47)	(2.77)
Loss on early extinguishment of debt	-	(3.73)
Efficiency ratio	78.89%	92.06%

Tangible Common Equity Ratio	December 31, 2012	December 31, 2011
Total shareholders' equity	$504,822	$456,440
Less: Other intangible assets	(15,378)	(19,053)
Tangible common equity	489,444	437,387

Total assets	4,370,368	4,132,865
Less: Other intangible assets	(15,378)	(19,053)
Tangible assets	4,354,990	4,113,812
Tangible common equity / Tangible assets	11.24%	10.63%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share data)	December 31,	September 30,	December 31,
	2012	2012	2011
ASSETS
Cash and due from banks	$56,473	$61,078	$76,233
Interest-bearing deposits in other banks	120,902	159,595	180,839
Investment securities:
Available for sale	1,536,745	1,499,546	1,492,994
Held to maturity (fair value of $162,528 at December 31, 2012,
$165,012 at September 30, 2012 and $976 at December 31, 2011)	161,848	163,733	931
Total investment securities	1,698,593	1,663,279	1,493,925

Loans held for sale	38,283	24,080	50,290
Loans and leases	2,203,944	2,110,163	2,064,447
Less allowance for loan and lease losses	96,413	96,928	122,093
Net loans and leases	2,107,531	2,013,235	1,942,354

Premises and equipment, net	48,759	49,424	51,414
Accrued interest receivable	13,896	13,198	11,674
Investment in unconsolidated subsidiaries	10,975	11,244	12,697
Other real estate	10,686	47,378	61,681
Mortgage servicing rights	22,121	22,726	22,933
Other intangible assets	15,378	16,047	19,053
Bank-owned life insurance	147,411	146,680	144,474
Federal Home Loan Bank stock	47,928	48,363	48,797
Other assets	31,432	33,291	16,501
Total assets	$4,370,368	$4,309,618	$4,132,865

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$843,292	$803,796	$729,149
Interest-bearing demand	672,838	648,331	569,371
Savings and money market	1,186,011	1,177,164	1,136,180
Time	978,631	992,299	1,008,828
Total deposits	3,680,772	3,621,590	3,443,528
Short-term borrowings	-	-	34
Long-tem debt	108,281	108,285	158,298
Other liabilities	66,536	68,738	64,585
Total liabilities	3,855,589	3,798,613	3,666,445

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding none at December 31, 2012, September 30, 2012, and
December 31, 2011	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 41,867,046 shares at December 31, 2012, 41,859,566 shares
at September 30, 2012 and 41,749,116 shares at December 31, 2011	784,512	784,512	784,539
Surplus	70,567	69,094	66,585
Accumulated deficit	(349,427)	(361,837)	(396,848)
Accumulated other comprehensive income (loss)	(830)	9,273	2,164
Total shareholders' equity	504,822	501,042	456,440
Non-controlling interest	9,957	9,963	9,980
Total equity	514,779	511,005	466,420
Total liabilities and equity	$4,370,368	$4,309,618	$4,132,865

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except per share data)	2012	2012	2011	2012	2011

Interest income:
Interest and fees on loans and leases	$23,387	$24,241	$26,097	$97,029	$107,089
Interest and dividends on investment securities:
Taxable interest	6,959	6,641	7,179	28,803	27,559
Tax-exempt interest	965	704	189	2,312	738
Dividends	5	4	4	16	12
Interest on deposits in other banks	73	84	104	285	1,052
Total interest income	31,389	31,674	33,573	128,445	136,450

Interest expense:
Interest on deposits:
Demand	81	83	94	339	500
Savings and money market	223	232	353	1,006	2,044
Time	784	869	1,288	3,688	7,066
Interest on short-term borrowings	-	-	-	-	204
Interest on long-term debt	911	930	1,026	3,701	8,815
Total interest expense	1,999	2,114	2,761	8,734	18,629

Net interest income	29,390	29,560	30,812	119,711	117,821
Provision (credit) for loan and lease losses	(2,283)	(4,982)	(11,215)	(18,885)	(40,690)
Net interest income after provision for loan and lease losses	31,673	34,542	42,027	138,596	158,511

Other operating income:
Service charges on deposit accounts	1,648	2,130	2,460	8,367	10,024
Other service charges and fees	4,454	4,538	4,286	17,569	17,239
Income from fiduciary activities	669	662	658	2,599	2,794
Equity in earnings of unconsolidated subsidiaries	188	171	157	574	458
Fees on foreign exchange	104	165	180	551	664
Investment securities gains	-	789	1,045	789	1,306
Income from bank-owned life insurance	625	741	1,103	2,899	4,139
Loan placement fees	143	114	193	690	541
Net gains on sales of residential loans	6,011	4,713	3,670	17,095	8,050
Other	(873)	1,906	1,483	4,611	4,966
Total other operating income	12,969	15,929	15,235	55,744	50,181

Other operating expense:
Salaries and employee benefits	17,833	17,256	17,344	69,344	63,675
Net occupancy	3,761	3,629	3,559	13,920	13,793
Equipment	958	1,030	1,070	3,966	4,702
Amortization of other intangible assets	2,689	2,698	2,148	10,179	7,033
Communication expense	886	872	886	3,428	3,517
Legal and professional services	3,189	2,772	3,536	13,824	13,506
Computer software expense	1,109	959	923	3,961	3,629
Advertising expense	884	906	453	3,516	2,961
Foreclosed asset expense	(3,470)	2,863	2,959	1,888	4,557
Write down of assets	-	827	-	2,586	4,624
Loss on early extinguishment of debt	-	-	-	-	6,234
Other	4,393	5,938	12,289	20,307	43,890
Total other operating expense	32,232	39,750	45,167	146,919	172,121

Income before income taxes	12,410	10,721	12,095	47,421	36,571
Income tax expense	-	-	-	-	-
Net income	$12,410	$10,721	$12,095	$47,421	$36,571

Per common share data:
Basic earnings per share	$0.30	$0.26	$0.29	$1.14	$3.36
Diluted earnings per share	0.29	0.26	0.29	1.13	3.31

Basic weighted average shares outstanding	41,766	41,764	41,628	41,720	35,891
Diluted weighted average shares outstanding	42,183	42,016	41,709	42,084	36,342

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Year Ended			Year Ended
(Dollars in thousands)	December 31, 2012			December 31, 2011			December 31, 2012			December 31, 2011
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$115,841	0.25%	$73	$162,592	0.25%	$104	$114,438	0.25%	$285	$412,351	0.26%	$1,052
Taxable investment securities, excluding
valuation allowance	1,489,529	1.87	6,964	1,449,324	1.98	7,183	1,521,164	1.89	28,819	1,227,181	2.25	27,571
Tax-exempt investment securities,
excluding valuation allowance	157,536	3.77	1,485	12,304	9.47	291	83,663	4.25	3,557	12,537	9.05	1,135
Loans and leases, including loans held for sale	2,172,818	4.29	23,387	2,114,686	4.91	26,097	2,130,758	4.55	97,029	2,121,544	5.05	107,089
Federal Home Loan Bank stock	48,259	-	-	48,797	-	-	48,654	-	-	48,797	-	-
Total interest earning assets	3,983,983	3.20	31,909	3,787,703	3.54	33,675	3,898,677	3.33	129,690	3,822,410	3.58	136,847
Nonearning assets	309,059			276,708			308,978			232,218
Total assets	$4,293,042			$4,064,411			$4,207,655			$4,054,628

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$648,630	0.05%	$81	$555,624	0.07%	$94	$615,960	0.05%	$339	$539,519	0.09%	$500
Savings and money market deposits	1,178,745	0.08	223	1,130,165	0.12	353	1,163,963	0.09	1,006	1,117,183	0.18	2,044
Time deposits under $100,000	308,619	0.52	405	359,076	0.76	688	326,288	0.59	1,937	395,500	0.99	3,900
Time deposits $100,000 and over	634,748	0.24	379	611,662	0.39	600	652,339	0.27	1,751	484,734	0.65	3,166
Short-term borrowings	32	0.63	-	1,878	0.01	-	11	0.67	-	35,810	0.57	204
Long-term debt	108,282	3.34	911	187,670	2.17	1,026	109,791	3.37	3,701	352,677	2.50	8,815
Total interest-bearing liabilities	2,879,056	0.28	1,999	2,846,075	0.38	2,761	2,868,352	0.30	8,734	2,925,423	0.64	18,629
Noninterest-bearing deposits	825,413			692,192			773,768			675,604
Other liabilities	72,807			67,402			72,131			71,687
Total liabilities	3,777,276			3,605,669			3,714,251			3,672,714
Shareholders' equity	505,805			448,759			483,435			371,922
Non-controlling interest	9,961			9,983			9,969			9,992
Total equity	515,766			458,742			493,404			381,914
Total liabilities & equity	$4,293,042			$4,064,411			$4,207,655			$4,054,628

Net interest income			$29,910			$30,914			$120,956			$118,218

Net interest margin		3.00%			3.25%			3.10%			3.09%